                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS THIRD QUARTER 2023 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE
CHARLOTTE, N.C., November 9, 2023 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the third quarter of 2023 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.26 per share.
Highlights

Income Statement	Three Months Ended September 30, 2023		Three Months Ended June 30, 2023
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$33.3	$0.31	$33.6	$0.31
Net realized losses	$(17.3)	$(0.16)	$(48.5)	$(0.45)
Net unrealized appreciation	$2.0	$0.02	$55.1	$0.51
Net increase in net assets resulting from operations	$18.3	$0.17	$40.1	$0.37
Dividends paid		$0.26		$0.25
(1) Based on weighted average shares outstanding during the period of 106,516,166.
(2) Based on weighted average shares outstanding during the period of 107,381,276.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of September 30, 2023	As of June 30, 2023	As of March 31, 2023	As of December 31, 2022
Investment portfolio at fair value	$2,521.6	$2,506.0	$2,556.1	$2,448.9
Weighted average yield on performing debt investments (at principal amount)	10.6%	10.4%	10.2%	9.7%

Total assets	$2,741.7	$2,730.4	$2,726.9	$2,710.0
Debt outstanding (principal)	$1,521.1	$1,497.1	$1,494.1	$1,454.1
Total net assets (equity)	$1,198.2	$1,207.6	$1,205.0	$1,192.3
Net asset value per share	$11.25	$11.34	$11.17	$11.05
Debt-to-equity ratio	1.27x	1.24x	1.24x	1.22x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.18x	1.15x	1.19x	1.12x
Third Quarter 2023 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “BBDC reported another strong quarter, out-earning the dividend by 20%. Net investment income increased 19% year-over-year and our portfolio continues to perform well despite elevated base rates. We believe our strong credit culture, flexible capital solutions, and sourcing capabilities position us to capitalize on the evolving market landscape as investment activity picks back up.”
During the three months ended September 30, 2023, the Company reported total investment income of $70.8 million, net investment income of $33.3 million, or $0.31 per share, and a net increase in net assets resulting from operations of $18.3 million, or $0.17 per share.

Net asset value (“NAV”) per share as of September 30, 2023 was $11.25, as compared to $11.34 as of June 30, 2023. The decrease in NAV per share from June 30, 2023 to September 30, 2023 was primarily attributed to a net realized loss on investments and foreign currency transactions of $0.16 per share, partially offset by net unrealized appreciation on the Company’s investment portfolio, credit support agreements and foreign currency transactions of approximately $0.02 per share and net investment income exceeding the Company’s third quarter dividend by $0.05 per share.
Recent Portfolio Activity
During the three months ended September 30, 2023, the Company made 10 new investments totaling $64.5 million and made investments in existing portfolio companies totaling $73.4 million. During the three months ended September 30, 2023, the Company had one loan repaid totaling $18.1 million and received $30.8 million of portfolio company principal payments. The Company received $1.3 million of return of capital from its joint ventures and equity investments. In addition, the Company sold $8.6 million of loans, recognizing a net realized loss on these transactions of $5.0 million and sold $45.0 million of middle-market portfolio debt investments to its joint ventures realizing a gain on these transactions of $0.5 million. In addition, an investment in one portfolio company was restructured, which resulted in a loss of $3.0 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $0.5 million and recognized a net realized loss on such sales totaling $8.3 million.
During the three months ended September 30, 2023, the Company recorded net unrealized appreciation totaling $2.0 million, consisting of unrealized appreciation of $1.2 million on the MVC credit support agreement with Barings, net unrealized appreciation related to foreign currency transactions of $7.6 million, net unrealized appreciation related to forward currency contracts of $7.4 million and unrealized appreciation reclassification adjustments of $11.5 million related to the net realized losses on the sales / repayments of certain investments, net of unrealized depreciation on the Company’s current portfolio of $17.4 million, unrealized depreciation of $7.6 million on the Sierra credit support agreement with Barings and $0.7 million of deferred taxes. The net unrealized depreciation on the Company’s current portfolio of $17.4 million was driven primarily by the impact of foreign currency exchange rates on investments of $14.8 million and credit or fundamental performance of investments of $6.7 million, partially offset by broad market moves for investments of $4.1 million.
Liquidity and Capitalization
As of September 30, 2023, the Company had cash and foreign currencies of $49.8 million, $796.1 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement, $725.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $53.5 million.
Share Repurchase Program
On February 23, 2023, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period that commenced on March 1, 2023, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2024, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. As of November 9, 2023, the Company had repurchased a total of 1,400,000 shares of its common stock in the open market under the authorized program at an average price of $7.75 per share, including broker commissions.
Dividend Information
The Board declared a quarterly cash dividend of $0.26 per share.
The Company’s fourth quarter dividend is payable as follows:
Fourth Quarter 2023 Dividend:
Amount per share:         $0.26
Record date:             December 6, 2023
Payment date:             December 13, 2023

Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to September 30, 2023, the Company made approximately $105.3 million of new commitments, of which $96.7 million closed and funded. The $96.7 million of investments consists of $94.6 million of first lien senior secured debt investments, $2.0 million of subordinated debt investments and $0.1 million of equity investments. The weighted average yield of the debt investments was 13.1%. In addition, the Company funded $9.7 million of previously committed delayed draw term loans and $2.5 million of a previously committed preferred equity co-investment.
Conference Call to Discuss Third Quarter 2023 Results
Barings BDC has scheduled a conference call to discuss third quarter 2023 financial and operating results for Friday, November 10, 2023, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 17, 2023. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13741695.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 17, 2023.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, and the Company’s investment activity and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.

Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $347+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $347+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of September 30, 2023

Media Contact:
MediaRelations@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,122,125 and $2,191,345 as of September 30, 2023 and December 31, 2022, respectively)	$2,044,426	$2,052,614
Affiliate investments (cost of $352,301 and $275,482 as of September 30, 2023 and December 31, 2022, respectively)	382,346	289,993
Control investments (cost of $101,771 and $95,571 as of September 30, 2023 and December 31, 2022, respectively)	94,863	106,328
Total investments at fair value	2,521,635	2,448,935
Cash	33,118	96,160
Foreign currencies (cost of $16,908 and $42,627 as of September 30, 2023 and December 31, 2022, respectively)	16,640	43,255
Interest and fees receivable	47,268	42,738
Prepaid expenses and other assets	2,237	1,079
Credit support agreements (cost of $58,000 as of both September 30, 2023 and December 31, 2022, respectively)	54,200	53,086
Derivative assets	8,240	1,508
Deferred financing fees	4,411	3,224
Receivable from unsettled transactions	53,961	19,972
Total assets	$2,741,710	$2,709,957
Liabilities:
Accounts payable and accrued liabilities	$1,709	$971
Interest payable	11,358	7,635
Administrative fees payable	483	677
Base management fees payable	8,315	7,981
Incentive management fees payable	4,618	—
Derivative liabilities	266	16,677
Payable from unsettled transactions	424	35,565
Borrowings under credit facilities	796,126	729,144
Notes payable (net of deferred financing fees)	720,187	718,978
Total liabilities	1,543,486	1,517,628
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 106,516,166 and 107,916,166 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	107	108
Additional paid-in capital	1,845,122	1,855,975
Total distributable earnings (loss)	(647,005)	(663,754)
Total net assets	1,198,224	1,192,329
Total liabilities and net assets	$2,741,710	$2,709,957
Net asset value per share	$11.25	$11.05

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$54,365	$39,994	$160,094	$111,628
Affiliate investments	576	278	1,415	861
Control investments	464	367	1,210	1,003
Total interest income	55,405	40,639	162,719	113,492
Dividend income:
Non-Control / Non-Affiliate investments	897	1,113	2,555	1,299
Affiliate investments	7,618	6,792	24,084	21,545
Total dividend income	8,515	7,905	26,639	22,844
Fee and other income:
Non-Control / Non-Affiliate investments	2,544	4,249	9,858	11,396
Affiliate investments	88	29	291	68
Control investments	18	43	101	(875)
Total fee and other income	2,650	4,321	10,250	10,589
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,317	2,757	11,634	7,115
Affiliate investments	412	224	663	361
Control investments	250	286	746	1,064
Total payment-in-kind interest income	3,979	3,267	13,043	8,540
Interest income from cash	297	174	701	191
Total investment income	70,846	56,306	213,352	155,656
Operating expenses:
Interest and other financing fees	21,829	15,341	61,956	40,170
Base management fee	8,315	8,267	24,302	21,520
Incentive management fees	4,618	1,825	24,309	6,579
General and administrative expenses	2,363	2,961	7,546	8,686
Total operating expenses	37,125	28,394	118,113	76,955
Net investment income before taxes	33,721	27,912	95,239	78,701
Income taxes, including excise tax expense	412	—	807	6
Net investment income after taxes	33,309	27,912	94,432	78,695

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions, and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$(16,696)	$(8,257)	(62,142)	(15,208)
Affiliate investments	—	—	—	101
Control investments	—	(773)	—	(1,587)
Net realized gains (losses) on investments	(16,696)	(9,030)	(62,142)	(16,694)
Distributions of realized gains by investment companies	—	6,181	—	6,181
Foreign currency transactions	(330)	245	3,743	(3,758)
Forward currency contracts	(234)	$10,466	(17,144)	$10,468
Net realized gains (losses)	(17,260)	7,862	(75,543)	(3,803)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	9,336	(29,481)	62,108	(123,498)
Affiliate investments	184	(320)	13,745	(759)
Control investments	(15,999)	(16,991)	(17,665)	14,704
Net unrealized appreciation (depreciation) on investments	(6,479)	(46,792)	58,188	(109,553)
Credit support agreements	(6,450)	3,440	1,114	(10,320)
Foreign currency transactions	7,560	13,777	(3,406)	37,325
Forward currency contracts	7,379	$3,454	23,143	$15,238
Net unrealized appreciation (depreciation)	2,010	(26,121)	79,039	(67,310)
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(15,250)	(18,259)	3,496	(71,113)
Benefit from (provision for) income taxes	262	240	161	(1,650)
Net increase (decrease) in net assets resulting from operations	$18,321	$9,893	$98,089	$5,932
Net investment income per share—basic and diluted	$0.31	$0.26	$0.88	$0.78
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$0.17	$0.09	$0.91	$0.06
Dividends/distributions per share:
Total dividends/distributions per share	$0.26	$0.24	$0.76	$0.71
Weighted average shares outstanding—basic and diluted	106,516,166	109,272,489	107,266,074	100,993,581

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$98,089	$5,932
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(400,507)	(938,653)
Net cash acquired from mergers (cash consideration paid)	—	101,896
Transaction costs from mergers	—	(8,004)
Repayments received/sales of portfolio investments	273,550	900,343
Loan origination and other fees received	5,852	15,963
Net realized (gain) loss on investments	62,142	10,513
Net realized (gain) loss on foreign currency transactions	(3,743)	3,758
Net realized (gain) loss on forward currency contracts	17,144	(10,468)
Net unrealized (appreciation) depreciation on investments	(58,188)	109,553
Net unrealized (appreciation) depreciation of CSAs	(1,114)	10,320
Net unrealized (appreciation) depreciation on foreign currency transactions	3,406	(37,325)
Net unrealized (appreciation) depreciation on forward currency contracts	(23,143)	(15,238)
Payment-in-kind interest / dividends	(18,270)	(8,008)
Amortization of deferred financing fees	2,425	2,275
Accretion of loan origination and other fees	(6,042)	(8,579)
Amortization / accretion of purchased loan premium / discount	(1,124)	(1,556)
Payments for derivative contracts	(21,459)	(5,000)
Proceeds from derivative contracts	4,315	15,468
Changes in operating assets and liabilities:
Interest and fees receivable	(2,743)	(36,252)
Prepaid expenses and other assets	(641)	(3,325)
Accounts payable and accrued liabilities	4,264	2,047
Interest payable	3,727	4,021
Net cash provided by (used in) operating activities	(62,060)	109,681
Cash flows from financing activities:
Borrowings under credit facilities	67,000	184,657
Repayments of credit facilities	—	(148,061)
Financing fees paid	(2,403)	(1,857)
Purchases of shares in repurchase plan	(10,854)	(23,623)
Cash dividends / distributions paid	(81,340)	(67,727)
Net cash provided by (used in) financing activities	(27,597)	(56,611)
Net increase (decrease) in cash and foreign currencies	(89,657)	53,070
Cash and foreign currencies, beginning of period	139,415	84,253
Cash and foreign currencies, end of period	$49,758	$137,323
Supplemental Information:
Cash paid for interest	$54,858	$33,035
Excise taxes paid during the period	$1,012	$—
Supplemental non-cash information
Acquisitions:
Fair value of net assets acquired, net of cash	$—	$(435,811)
Transaction costs	—	2,556
Common stock issued in acquisition of net assets	—	499,418
Credit support agreement	—	(44,400)
Deemed contribution - from Adviser	—	27,729
Deemed contributions - CSA	—	44,400

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	As of September 30, 2023		As of June 30, 2023		As of March 31, 2023		As of December 31, 2022
Total debt (principal)	$1,521,126		$1,497,087		$1,494,112		$1,454,144
minus: Cash and foreign currencies (excluding restricted cash)	(49,758)		(80,330)		(55,395)		(139,415)
plus: Payable from unsettled transactions	424		135		649		35,565
minus: Receivable from unsettled transactions	(53,961)		(27,780)		(1,519)		(19,972)
Total net debt(1)	$1,417,831		$1,389,112		$1,437,847		$1,330,322

Total net assets	$1,198,224		$1,207,597		$1,205,001		$1,192,329

Total net debt-to-equity ratio(1)	1.18	x	1.15	x	1.19	x	1.12	x
(1) See the “Non-GAAP Financial Measures” section of this press release.